Exhibit 99.1

NON-PROFIT SOFTWARE LEADER BLACKBAUD ACQUIRES WHIPPLEHILL
Acquisition Expands Cloud-Based Offerings for K12 Private Schools

Charleston, SC (June 17, 2014) - Today, Blackbaud, Inc. (NASDAQ: BLKB), a leading provider of non-profit software and services, announced the acquisition of WhippleHill Communications, Inc., a New Hampshire-based software company that exclusively serves K12 private schools through its innovative, cloud-based solutions.

“We’re pleased to bring WhippleHill’s expertise into the company,” said Blackbaud President and CEO, Mike Gianoni. “By combining WhippleHill’s innovative, cloud-based front-office solutions for parents, teachers and students with Blackbaud’s preeminent back-office solutions and award-winning support, K12 private schools will have access-like never before-to a comprehensive suite of best-in-class offerings that are “integrated by design” to help them manage the entire education lifecycle. Blackbaud remains committed to leadership in the K12 technology sector through innovation and unprecedented quality, customer experience and support. Today’s announcement is an example of the investment we’re making to bring even greater value-both near and long-term-to academic institutions around the world.”

The WhippleHill organization will merge with Blackbaud’s existing K12 education solutions group, forming an expanded team dedicated to K12 private school solutions. The new group will be led by former WhippleHill President and Founder, Travis Warren, who will report to Kevin Mooney, President, Blackbaud’s General Market Business Unit.

“We’re excited to join the Blackbaud organization,” said Travis Warren, President and Founder of WhippleHill, now Vice President and General Manager of Blackbaud’s K12 Private Schools Group. “Both companies share a passion for supporting and advancing the education sector, and this new structure allows us to collaborate in a way that will springboard innovation and offer K12 private schools an unrivaled solution set. In an industry where customers are frustrated by multi-vendor solutions with lackluster integration, K12 private schools will now have what they’ve been asking for-access to a comprehensive set of solutions that meet their needs and work well together, under the leadership and support of a single technology company that is highly invested in their success.”

The combination expands Blackbaud’s addressable market and further positions the company as one of the largest cloud-based vendors in the world. Gianoni added: “For 30 years, the non-profit community has counted on Blackbaud solutions to help them change the world. Today’s announcement is a reflection of our unwavering commitment to product and service innovation at the leading edge of the non-profit sector. Coupled with unparalleled customer service and a passion for seeing customers succeed, we’re well-positioned to create new value for customers, increase profitability and grow competitive share.”

About Blackbaud

Serving the nonprofit and education sectors for 30 years, Blackbaud (NASDAQ: BLKB) combines technology and expertise to help organizations achieve their missions. Blackbaud works with more than 30,000 customers in over 60 countries that support higher education, healthcare, human services, arts and culture, faith, the environment, Private K12 education, animal welfare and other charitable causes. The company offers a full spectrum of cloud-based and on-premise software solutions and related services for organizations of all sizes including: fundraising, eMarketing, advocacy, constituent relationship management (CRM), financial management, payment solutions, analytics and vertical-specific solutions. Using Blackbaud technology, these organizations raise more than $100 billion each year. Recognized as a top company by Forbes, InformationWeek, and Software Magazine and honored by Best Places to Work, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, the Netherlands, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

About WhippleHill Communications, Inc.

As a leading provider of cloud-based technology solutions for K12 private schools, WhippleHill is committed to helping academic institutions serve students, parents and teachers with excellence. Through their content management, student information management, enrollment management and learning management solutions, WhippleHill provides seamless pathways for schools to manage information and communicate. WhippleHill works with more than 450 schools across North America and is based in Bedford, NH. For more information about WhippleHill, visit www.WhippleHill.com.

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the direction of our company and solutions. These statements involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: risks related to the integration of the acquired company; risks associated with management and achievement of growth; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. Blackbaud assumes no obligation and does not intend to update these forward-looking statements, except as required by law. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Investor Contact:
Robert Weiner
Blackbaud, Inc.
843-654-3138
rob.weiner@blackbaud.com

Media Contact:
Nicole McGougan
Blackbaud, Inc.
843-654-2831
nicole.mcgougan@blackbaud.com